Exhibit 99.1

Press Release

Interpool, Inc. to Webcast Investor Update

Princeton, NJ, April 6, 2004 – Interpool, Inc. (IPLI.PK) will hold an investor conference call at 11:00 AM on April 8th and the call will be broadcast live over the Internet. Martin Tuchman, Chairman, Chief Executive Officer and President, and Jim Walsh, Executive Vice President and Chief Financial Officer, will host the call. You can access the call via the Internet by going to www.interpool.com.

To listen to the live call via the Internet, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available two hours after the call is completed and will remain available for thirty days.

ABOUT INTERPOOL, INC.
Interpool is one of the world’s leading suppliers of equipment and services to the transportation industry. The company is the world’s largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Contact : Interpool, Inc.

James F. Walsh
Executive Vice President & Chief Financial Officer
(609) 452-8900
jwalsh@interpool.com

Kathy Keyser
Gregory FCA Communications
Investor Relations
610-642-8253
kathy@gregoryfca.com